1 Debt Maturity Profile As of December 31, 2015 Debt Portion per US GAAP Letters of credit – 2018 Revolver Facilities Available Equity Portion/Debt Discount – 2029 Converts (1) Excludes cash of $30 million in Venezuela as of Q4 2014; there is no cash recorded on the balance sheet for Venezuela at the end of Q4 or Q3 2015 due to deconsolidation effective October 2, 2015 (2) The Company’s asset base supports approximately $520 million of borrowings under its $1 billion credit facility as of December 31, 2015 (3) Includes standby letters of credit (4) A reconciliation of adjusted EBITDA is provided in the Appendix $170 $136 $600 $172 $37(3) $257 $347 $- $100 $200 $300 $400 $500 $600 $700 Short term Working Capital Lines (Mainly Latin America) 2018 ABL Revolver (2) 2022 Senior Notes 2029 Convertible Notes Net Debt Net Leverage 2015 2014 Diff 2015 2014 Debt $1,078 $1,326 ($248) Adjusted EBITDA(4) $264 $257 Cash (1) 79 107 (28) Net Leverage 3.8x 4.7x Net Debt $999 $1,219 ($220) Exhibit 99.2

Segment Adjusted Operating Income

North America, Europe and Latin America

North America	Operating Income				
In millions	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
As reported	$ 3.3	$ 29.6	$ 30.9	$ 17.9	$ 6.1
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	3.7	5.3	5.4	11.1	5.4
Legal and investigative costs	3.9	4.9	2.9	4.0	6.0
Customer incentive	-	-	4.6	-	-
Foreign Corrupt Practices Act (FCPA) accrual	24.0	-	-	-	4.0
(Gain) loss on the sale of divested assets	-	(0.9)	-	-	-
Insurance claim settlement	(3.1)	-	-	-	-
Total Adjustments	28.5	9.3	12.9	15.1	15.4
Adjusted	$ 31.8	$ 38.9	$ 43.8	$ 33.0	$ 21.5

Europe	Operating Income				
In millions	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
As reported	$ 9.5	$ 5.9	$ (1.2)	$ 3.2	$ (1.3)
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	10.2	9.1	0.8	-	7.2
Insurance claim settlements	(14.1)	-	-	-	-
(Gain) loss on the sale of divested assets	-	-	11.6	-	-
(Gain) loss on deconsolidation of Venezuela	-	-	-	12.5	-
Total Adjustments	(3.9)	9.1	12.4	12.5	7.2
Adjusted	$ 5.6	$ 15.0	$ 11.2	$ 15.7	$ 5.9

Latin America	Operating Income				
In millions	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
As reported	$ (44.0)	$ (15.9)	$ (2.5)	$ (1.2)	$ (3.2)
Adjustments to Reconcile Operating Income					
Restructuring and divestiture costs	9.4	2.8	3.1	3.1	2.7
Brazil legal accrual	-	2.5	-	(1.9)	1.3
(Gain) loss on deconsolidation of Venezuela	-	-	-	(0.5)	-
Venezuela (income)/loss	37.6	5.1	(0.6)	(0.8)	-
Total Adjustments	47.0	10.4	2.5	(0.1)	4.0
Adjusted	$ 3.0	$ (5.5)	$ -	$ (1.3)	$ 0.8

Core Operations - Total Adjusted Operating Income	$ 40.4	$ 48.4	$ 55.0	$ 47.4	$ 28.2

General Cable

2

3 Adjusted EBITDA (1) 2014 operating income reflects the impact of a non-cash impairment charge for $43 million in Q4 2014 (2) 2015 operating income reflects the impact of a non-cash asset impairment charge of $30.6 million for the Company's business in Algeria in Q4 2015 (3) Excludes depreciation and amortization from continuing operations in Asia Pacific and Africa in 2015 and 2014 of $5.6 million and $6.8 million, respectively; excludes deprecation and amortization in Venezuela in 2014 of $3.1 million 12 Months Ended In millions, except per share amounts 2015 2014 Operating income from continuing operations $ 20.6 $ (246.5) Adjustments to Reconcile Operating Income/EPS Restructuring and divestiture costs 56.0 167.9 Legal and investigative costs 19.7 13.0 Projects and insurance claim settlements - (22.2) Foreign Corrupt Practices Act (FCPA) accrual 4.0 24.0 Goodwill/intangible asset impairment - 154.1 Brazil impairment - 13.1 European Commission - 2.5 Customer incentive 4.6 - (Gain) loss on sale of assets 10.7 - Loss on deconsolidation of Venezuela 12.0 - Venezuela (income)/loss (1) 3.7 42.1 Continuing operations (income) loss - Asia-Pacific and Africa (2) 47.7 6.8 Total Adjustments 158.4 401.3 Adjusted operating income 179.0 154.8 Depreciation and amortization(3) 84.9 102.2 Adjusted EBITDA $ 263.9 $ 257.0